Exhibit 99.1

Press Release

Weatherford Appoints Karl Blanchard as Chief Operating Officer

BAAR, Switzerland, August 21, 2017 - Weatherford International plc (NYSE: WFT) today announced the appointment of Karl Blanchard as Executive Vice President and Chief Operating Officer. In this role, he will oversee all region and product line operations; quality, health, safety, security and environment; sales; engineering, research and development; and supply chain.
Mr. Blanchard brings with him valuable insights gained through more than 35 years in the oilfield services sector. Most recently, Mr. Blanchard served as Chief Operating Officer for Seventy Seven Energy, where he oversaw drilling, pressure-pumping and rental tool operations. Previously, he spent more than 30 years at Halliburton Company where he held senior leadership positions including Vice President of Cementing, Vice President of Production Enhancement and Vice President of Testing and Subsea.

“Mr. Blanchard has a long track record of bringing teams together to deliver operational excellence, strong financial performance and disciplined growth,” said Mr. Mark A. McCollum, President and Chief Executive Officer. “I have witnessed the effectiveness of his leadership first-hand, and I am very much looking forward to working with him to create a more balanced and integrated organizational structure at Weatherford.”

Mr. McCollum added, “By aligning several elements of our business under Mr. Blanchard’s direction, we will establish greater collaboration, innovation and process discipline across our organization.”

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 860 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

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Weatherford Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications